SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                    Date of Report
                    (Date of earliest
                    event reported):        February 13, 2001


                           SCHULTZ SAV-O STORES, INC.
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Wisconsin                       0-549                          39-0600405
---------------             ---------------------                 ----------
(State or other               (Commission File                  (IRS Employer
jurisdiction of                    Number)                   Identification No.)
incorporation)


                  2215 Union Avenue, Sheboygan, Wisconsin 53081
        -----------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (920) 457-4433
                         -------------------------------
                         (Registrant's telephone number)

Item 9.           Regulation FD Disclosure.
------            ------------------------

     On February 13, 2001, the Registrant issued the following press release, which it is hereby furnishing in this Form 8-K.


     Contacts:           Elwood F. Winn                Armand C. Go
                         President and                 Vice President and
                         Chief Executive Officer       Chief Financial Officer
                         920-208-4109                  920-208-4200


FOR IMMEDIATE RELEASE:

SCHULTZ SAV-O STORES REPORTS FISCAL 2000 RESULTS; FIRST QUARTER DIVIDEND
DECLARED

SHEBOYGAN, WI, FEBRUARY 13, 2001 Schultz Sav-O Stores, Inc. (Nasdaq: SAVO) today reported that diluted earnings per share increased 2.3% to a record $1.33 in 2000, up from $1.30 in 1999. Net earnings for fiscal 2000 decreased 5.3% to $7,913,000, compared to $8,358,000 in 1999. Net sales for the 52-week fiscal year ended December 30, 2000 increased nominally to $502,056,000 compared to $496,959,000 in the prior fiscal year. This is the first time in the Company's history that the half-billion dollar annual sales volume milestone was reached. As a result of significant Company stock repurchases in 1999 and 2000, the weighted average common shares and equivalents were 5,951,000 and 6,438,000 for 2000 and 1999, respectively.

For the 12-week fourth quarter of 2000, diluted earnings per share decreased 4.3% to $0.44 in 2000 from $0.46 in 1999. Net earnings for the fourth quarter decreased 8.2% to $2,586,000 compared to $2,816,000 for 1999. Sales for the 12-week fourth quarter of 2000 increased 0.1% to $121,568,000, compared to $121,478,000 for 1999. Although total quarter sales only increased nominally, the Company is pleased with the sales volume inasmuch as this was compared to the prior year's fourth quarter when the Company had the successful 50th anniversary of Piggly Wiggly promotion.

The Company's fourth quarter operational results at year-end were consistent with trends that started in early 2000. The Company's gross margin for the fourth quarter of 2000 increased to 16.4% compared to 16.0% for the fourth quarter of 1999. For the year ended December 30, 2000, the Company's gross margin increased to 16.5% compared to 16.2% for fiscal 1999. This improvement, primarily due to retail operations, continued to be attributable to merchandising and product promotional mix changes that were initiated at the beginning of 2000. This gross margin improvement was, however, offset by increased operating and administrative expenses. During 2000, the Company incurred additional retail health and accident insurance costs of nearly $1.1 million, incremental distribution payroll approximating $500,000, and one-time professional fees of approximately $400,000.

Retail sales for the fourth quarter of 2000 decreased 3.4% to $49,197,000, compared to $50,913,000 for the same quarter of 1999. Total fiscal 2000 retail sales decreased 0.4% to $207,529,000, compared to $208,422,000 for fiscal 1999. This decrease was primarily attributable to several of the Company's retail stores experiencing intense competitive pressures.

Net wholesale sales for the fourth quarter of 2000 increased 2.6% to $72,371,000, compared to $70,565,000 for the same quarter of 1999. Total fiscal 2000 net wholesale sales increased 2.1% to $294,527,000, compared to $288,537,000 for fiscal 1999. The net wholesale sales improvement was attributable to: (1) the successful conversion to the Piggly Wiggly program of two new market Wisconsin franchise stores from other wholesalers during the third quarter of 1999; (2) the successful conversion to the Piggly Wiggly program of one new market Wisconsin franchise unit from another wholesaler in January 2000; and (3) the opening of one new market franchise supermarket in Kewaskum, Wisconsin in June 2000. The conversion of one franchise supermarket into a corporate store in November 1999 and additional competitive activities in certain franchise market areas offset some of the net wholesale sales volume increase.

Elwood F. Winn, President and Chief Executive Officer said, "Though continuing pressures kept us from reporting a more desirable bottom line, the year was a major success as a result of having eclipsed the long sought after half-billion dollar annual sales plateau. We are currently pursuing a number of opportunities to work more aggressively toward the next half-billion dollars in sales. In that regard, I am very pleased that the Kohler Company has decided to convert the supermarket it owns and operates in Kohler, WI into a Piggly Wiggly franchise unit before the end of the second quarter of 2001. The 28,000 square foot store, which will undergo an interior expansion and remodel, will be a very welcome addition to our "virtual chain". I also look forward to the unveiling of our 60,000 square foot prototype corporate Piggly Wiggly store scheduled to open mid to late summer 2001. This store will not only generate additional sales volume, but also will create tremendous excitement as a model store in the Sheboygan, WI community as well as throughout our system of franchise and corporate stores. I look forward to an exciting 2001."

The Company expects to further expand its "virtual chain" during 2001. In January 2001, a new 55,000 square foot franchise replacement supermarket was opened in Slinger, WI. Additionally, the Company has store expansion and remodeling projects currently underway with completion dates scheduled throughout 2001. These projects include one replacement franchise unit in Campbellsport, WI, one expanded franchise store in Mequon, WI and two replacement corporate stores in Sheboygan, WI and Zion, IL, respectively. On an aggregate basis, these projects, along with the new Slinger supermarket, will increase square footage by nearly 40%. As of December 30, 2000, the Company franchised 71 stores and operated 19 corporate retail supermarkets. In spite of the Company's continued efforts to expand its "virtual chain" concept, the Company's operating performance continues to be adversely impacted by competitive openings within the Company's market areas and the under-performance of certain franchise and corporate retail stores.

Also, separately, the Company announced that its Board of Directors on February 12, 2001 declared a first quarter 2001 cash dividend on its common stock of $0.09 per share. The dividend is payable on March 9, 2001 to shareholders of record as of February 27, 2001.

As a follow-up to this press release, the Company is setting up a conference call scheduled for Friday, February 16th, at 9:00 a.m. CST. Any interest parties are invited to call 1-800-619-2425 (press 7286 as a passcode) at such time.

Schultz Sav-O Stores, Inc. is engaged in the food distribution business through franchised and corporate-owned retail supermarkets and as a wholesaler to independent food stores. The franchised and corporate-owned retail supermarkets operate under the name of Piggly Wiggly(R).


ATTACHMENT



--------------------------------------------------------------------------------
                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited, to the following: (1) presence of intense competitive market activity in the Company's market areas; (2) ability to identify and develop new market locations for expansion purposes; (3) continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (4) ongoing advancing information technology requirements; (5) ongoing absence of food price inflation; (6) the Company's ability to continue to recruit, train and retain quality franchise and corporate retail store operators; and (7) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company's retail store operators. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
--------------------------------------------------------------------------------

                               SCHULTZ SAV-O STORES, INC.

                           CONSOLIDATED STATEMENTS OF EARNINGS


----------------------------------------------------------------------------------------
                                 For the 12-weeks ended        For the 52-weeks ended
                              December 30,    January 1,    December 30,    January 1,
                                  2000           2000            2000          2000
----------------------------  -------------  -------------  -------------  -------------

Net sales                     $121,568,000   $121,478,000   $502,056,000   $496,959,000
Costs and expenses:
  Cost of products sold        101,588,000    102,025,000    419,303,000    416,609,000
  Operating and
   administrative expenses      16,011,000     14,883,000     70,488,000     67,108,000

Operating income                 3,969,000      4,570,000     12,265,000     13,242,000

Interest income                    399,000        202,000      1,349,000      1,175,000
Interest expense                  (197,000)      (171,000)      (852,000)      (761,000)

Earnings before income taxes     4,171,000      4,601,000     12,762,000     13,656,000

Provision for income taxes       1,585,000      1,785,000      4,849,000      5,298,000
----------------------------  -------------  -------------  -------------  -------------

Net earnings                  $  2,586,000   $  2,816,000   $  7,913,000   $  8,358,000
============================  =============  =============  =============  =============

Earnings per share - diluted       $   0.44       $   0.46       $   1.33      $   1.30

Cash dividends paid per
 share of common stock             $   0.09       $   0.09       $   0.36      $   0.34

Weighted  average common
 shares and equivalents           5,916,000      6,095,000      5,951,000     6,438,000


                                          # # #

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SCHULTZ SAV-O STORES, INC.



Date:  February 13, 2001                    By: /s/ Armand C. Go
                                               ---------------------------------
                                                Armand C. Go
                                                Vice President and Chief
                                                 Financial Officer